UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2008

CARDINAL ETHANOL, LLC
(Exact name of registrant as specified in its charter)

Indiana	000-53036	20-2327916
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1554 N. County Road 600 E, Union City, IN	47390
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (765)-964-3137

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2008 Cardinal Ethanol, LLC (“Cardinal”) entered into a Corn Feedstock Supply Agency Agreement (the “Agreement”) with Bunge North America, Inc. (“Bunge”). The purpose of the Agreement is to set out the terms upon which Bunge has agreed to serve as Cardinal’s exclusive third-party agent to procure corn to be used as feedstock at Cardinal’s proposed ethanol production facility.

Pursuant to the Agreement, Bunge will provide two grain originators to work at the facility to negotiate and execute contracts on Cardinal’s behalf and arrange the shipping and delivery of the corn required for ethanol production. In return for providing these services, Bunge will receive an agency fee which shall be equal to a set monthly amount for the first two years. In following years, the agency fee shall be equal to an amount per bushel of corn delivered subject to an annual minimum amount. Cardinal may also directly procure corn to be used for its feedstock.

The initial term of the Agreement is for five years to automatically renew for successive three-year periods unless properly terminated by one of the parties. The parties also each have the right to terminate the Agreement in certain circumstances including, but not limited to, material breach by, bankruptcy and insolvency of, or change in control of, the other party. In addition, Bunge may terminate the Agreement if Cardinal does not require corn for use at its facility by March 1, 2009.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Corn Feedstock Supply Agency Agreement dated July 15, 2008*

* Confidential Treatment Requested

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ETHANOL, LLC

Date: July 18, 2008

/s/ Techia Brewer
Techia Brewer, Principal Financial Officer and CFO

EXHIBIT INDEX

Exhibit No.	Description
10.1	Corn Feedstock Supply Agency Agreement dated July 15, 2008*

* Confidential Treatment Requested